As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TGC Industries, Inc.

(Exact name of registrant as specified in its
charter)

Texas	74-2095844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 E. Park Blvd., Suite 955

Plano, Texas  75074

(Address of principal executive offices) (Zip Code)

2006 Stock Awards Plan

(Full title of the Plan)

Wayne A. Whitener
President and Chief Executive Officer
TGC Industries, Inc.
101 E. Park Blvd., Suite 955
Plano, Texas  75074

(Name and address of agent for service)

(972) 881-1099

(Telephone number, including area code, of agent for service)

Copy to:

W. Scott Wallace

Jennifer T. Wisinski

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, Texas 75219

Telephone:  (214) 651-5000

Facsimile: (214) 200-0377

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee (2)
Common Stock, par value $0.01	16,537	(3)	$6.03 (4)	$99,718.11	(4)	$11.59
Common Stock, par value $0.01	92,810	(3)	$5.73 (4)	$531,801.30	(4)	$61.80
Common Stock, par value $0.01	98,435	(3)	$5.60 (4)	$551,236.00	(4)	$64.06
Common Stock, par value $0.01	98,985	(3)	$7.18 (4)	$710,712.30	(4)	$82.59
Common Stock, par value $0.01	532,500	(3)	$3.93 (4)	$2,092,725.00	(4)	$243.18
Common Stock, par value $0.01	1,142,261	(5)	$2.02 (6)	$2,307,367.22	(6)	$268.12

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of common stock, par value $0.01 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.

(2)         Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0001162.

(3)         Represents shares of Common Stock issuable pursuant to options awarded under the 2006 Stock Awards Plan (the “Plan”).

(4)         Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the price at which such options may be exercised.

(5)         Represents additional shares of Common Stock and shares of restricted stock reserved for future issuance under the Plan.

(6)         Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, on the average of the high and low prices of the Common Stock, as reported on the NASDAQ Global Select Market on January 30, 2015.

EXPLANATORY NOTE

TGC Industries, Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register an additional 1,981,528 shares of Common Stock that may be issued pursuant to awards under the Plan. An increase of 2,000,000 in the number of shares of Common Stock authorized for issuance under the Plan was approved by the Company’s shareholders at the Company’s annual meeting of shareholders on June 11, 2010. The Company previously filed a registration statement on Form S-8 (File No. 333-142221) with the Securities and Exchange Commission (the “Commission”) related to shares authorized for issuance under the Plan that, pursuant to Rule 416(a) under the Securities Act, also related to 18,472 shares of Common Stock issued upon the exercise of options to prevent dilution as a result of stock dividends.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  In accordance with the introductory note to Part I of Form S-8, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are hereby incorporated into this Registration Statement by reference:

1.              The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the Commission on March 17, 2014 (the “Annual Report”);

2.              The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed by the Company with the Commission on April 30, 2014, that were incorporated by reference into the Annual Report;

3.              The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed by the Company with the Commission on May 8, 2014;

4.              The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed by the Company with the Commission on August 11, 2014;

5.              The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed by the Company with the Commission on November 10, 2014;

6.              The Company’s Current Reports on Form 8-K filed by the Company with the Commission on June 6, 2014, September 19, 2014, October 9, 2014, November 17, 2014, December 2, 2014, January 5, 2015 and January 13, 2015 (in each case only to the extent filed and not furnished); and

7.              The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-4, filed by the Company with the Commission on November 6, 2014 (File No. 333-199922), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                             DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Texas Law and the Company’s Governing Documents

The Company is incorporated under the laws of the State of Texas. The discussion below summarizes the material indemnification provisions of the Company’s amended and restated certificate of formation, amended and restated bylaws and Chapters 7 and 8 of the Texas Business Organizations Code (the “TBOC”).

Chapter 8 of the TBOC requires a Texas corporation to indemnify a director, former director or delegate thereof against reasonable expenses actually incurred by such person in connection with a proceeding in which such person is a respondent because such person is or was a director or delegate thereof if such person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Further, Chapter 8 of the TBOC permits a Texas corporation to indemnify a director, former director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding if it is determined that: (1) such person (a) acted in good faith, (b) reasonably believed, in the case of conduct in such person’s official capacity, that such person’s conduct was in the corporation’s best interest and, in any other case, that such person’s conduct was not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe such person’s conduct was unlawful and (2) with respect to expenses, the amount of such expenses is reasonable.

Under Chapter 8 of the TBOC, indemnification of a person that is found liable to a Texas corporation or found liable because such person improperly received a personal benefit (1) is limited to reasonable expenses actually incurred, (2) does not include a judgment, a penalty, a fine, or an excise or similar tax and (3) may not be made if such person has been found liable for (a) willful or intentional misconduct in the performance of any duties to the corporation, (b) breach of any duty of loyalty owed to the corporation or (c) an act or omission not committed in good faith that constitutes a breach of any duty owed by such person to the corporation.

Chapter 8 of the TBOC permits a Texas corporation to pay or reimburse reasonable expenses incurred by a present director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the required determinations after the corporation receives (1) a written affirmation by such person of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Chapter 8 of the TBOC.

Chapter 8 of the TBOC permits a Texas corporation to indemnify and advance expenses to persons other than present or former directors, including officers, employees or agents, as provided by the corporation’s governing documents or contract, among other means, and requires that a corporation indemnify an officer to the same extent that indemnification is required under the TBOC.

Chapter 8 of the TBOC provides that a Texas corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities (1) asserted against such person in his or her capacity or (2) arising out of his or her status as a director, officer, employee or agent of the company. A Texas corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Chapter 8 of the TBOC.

Section 7.6.b of the Company’s amended and restated certificate of formation and Section 8.6 of the Company’s amended and restated bylaws, respectively, provide that the Company has the authority to, and shall, indemnify its directors and officers to the fullest extent permitted by Texas law.

Chapter 7 of the TBOC provides that a certificate of formation or other governing document may provide that a director of a Texas corporation in not liable, or is liable only to the extent provided by the certificate of formation or other governing document, to the corporation or its shareholders for monetary damages for an act or omission by such person in such person’s capacity as a director of the corporation. However, a Texas corporation may not eliminate or limit the liability of a director to the extent such director is found liable under applicable law for:

•                  a breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or which involves intentional misconduct or a knowing violation of law;

•                  a transaction from which the director received an improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

•                  an act or omission for which the liability of a director is expressly provided by an applicable statute.

Section 6.j of the Company’s amended and restated certificate of formation eliminates the personal liability for monetary damages for an act or omission of a director to the fullest extent permitted by Texas law.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or may hereafter acquire under any statute. Any repeal or amendment of the Company’s amended and restated certificate of formation by the Company’s shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director arising from an act or omission occurring prior to the time of such repeal or amendment.

Indemnification Agreements

The Company has also entered into indemnification agreements (each, individually, an “Indemnification Agreement,” and collectively, the “Indemnification Agreements”) with each of Wayne A. Whitener, James K. Brata, Daniel G. Winn, William J. Barrett, Edward L. Flynn, Herbert M. Gardner, Stephanie P. Hurtt and Allen T. McInnes, Ph.D. (each, individually, an “Indemnitee,” and collectively, the “Indemnitees”). Pursuant to the Indemnification Agreements, the Company agreed to indemnify each Indemnitee to the fullest extent permitted by applicable law against any and all expenses arising from any proceeding (as defined in the Indemnification Agreements) in which an Indemnitee was, is or will be involved as a party or otherwise by reason of any

Indemnitee’s service as, or actions taken while, (i) a director or officer of the Company or (ii) at the request of the Company as a director or officer of any of the Company’s affiliates. Following a written request by an Indemnitee and a determination that such Indemnitee is entitled to indemnification in accordance with the Indemnification Agreements, the Company is required to advance (within twenty (20) days of receipt of such written request) to such Indemnitee, prior to or after final disposition of any proceeding, any and all expenses relating to the Indemnitee’s defense of such proceeding.

Once a request for indemnification has been submitted, an Indemnitee is presumed to be entitled to indemnification, and anyone seeking to overcome such presumption shall bear the burden of proof. The obligations of the Company to provide indemnification under the Indemnification Agreements is subject to a determination, (i) by a majority vote of the disinterested directors (as defined in the Indemnification Agreements) constituting a quorum of the entire board of directors, (ii) by independent counsel (as defined in the Indemnification Agreements) in a written opinion to the board of directors, (iii) by a vote of a majority of the holders of the Company’s outstanding shares of common stock. If no determination is made within sixty (60) days of receipt of an Indemnitee’s indemnification request, the Indemnitee is deemed to be entitled to indemnification, subject to certain exceptions.

Any costs and expenses that an Indemnitee is entitled to under the Indemnification Agreements will not be exclusive to any other rights to which the Indemnitee may currently or in the future be entitled under any provision of applicable law, the Company’s amended and restated certificate of formation, the Company’s amended and restated bylaws or any other agreement. The Company is not required to indemnify an Indemnitee to the extent such indemnification is prohibited by Texas law.

Each of the Indemnification Agreements will continue until the earlier of (i) the tenth (10th) anniversary after the Indemnitee has ceased to occupy the position or have the relationships described in the Indemnification Agreement that qualifies the Indemnitee for indemnification or (ii) the final termination of all proceedings with respect to the Indemnitee commenced in such ten (10) year period and the Indemnitee receiving the indemnification that he or she is entitled to or a final adjudication or binding arbitration order is entered that such Indemnitee is not entitled to any further indemnification with respect to such proceedings.

Insurance

The Company also maintains insurance for its officers and directors against certain liabilities, including liabilities under the Exchange Act, the premiums of which the Company pays. The effect of these policies is to indemnify any of the Company’s officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                                                EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.                                                UNDERTAKINGS.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on February 6, 2015.

TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Name: Wayne A. Whitener
Title: President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Wayne A. Whitener and James K. Brata, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on February 6, 2015.

Signature	Title

/s/ Wayne A. Whitener	President, Chief Executive Officer and Director
Wayne A. Whitener	(Principal Executive Officer)

/s/ James K. Brata	Vice President, Secretary, Treasurer, and Chief Financial Officer
James K. Brata	(Principal Financial and Accounting Officer)

Director
William J. Barrett

/s/ Edward L. Flynn	Director
Edward L. Flynn

Director
Herbert M. Gardner

/s/ Stephanie P. Hurtt	Director
Stephanie P. Hurtt

/s/ Allen T. McInnes, Ph.D.	Director
Allen T. McInnes, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Formation, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013, and incorporated herein by reference.

4.2	Bylaws, as amended and restated March 25, 2009, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 31, 2009 (File No. 001-32472), and incorporated herein by reference.

4.3

Form of Specimen Stock Certificate filed as Exhibit 4.1 to the Company’s Registration Statement on Form SB-2/A on September 20, 2005 (Registration No. 333-128018), and incorporated herein by reference.

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Lane Gorman Trubitt, PLLC, independent registered public accountants, to incorporation of report by reference.

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1

2006 Stock Awards Plan, dated March 30, 2006, filed as Exhibit A to the Company’s definitive proxy statement on Form DEFR 14A dated April 25, 2006 (File No. 001-32472), and incorporated herein by reference.

99.2	Amendment to the 2006 Stock Awards Plan dated April 12, 2010, included in the Company’s Definitive Proxy Statement filed on April 23, 2010, and incorporated herein by reference.

* Filed herewith.